EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of iCoreConnect, Inc. on Form S-1 of our report dated March 22, 2023, except for the effects of the restatement discussed in Notes 2, 4 and 7 - as to which the date is June 16, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of iCoreConnect, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

New York, NY

October 10, 2023

Marcum LLP / 730 Third Avenue / 11th Floor / New York, NY 10017 / Phone 212.485.5500 / marcumllp.com